Exhibit 99.1

Repros Therapeutics Inc. Receives Additional NASDAQ Delisting Notice

THE WOODLANDS, Texas – September 21, 2009 -- Repros Therapeutics (NasdaqGM:RPRX) today announced that on September 15, 2009, the Company received a second letter from The Nasdaq Stock Market advising that, in addition to the deficiencies previously disclosed on August 17, 2009, the Company’s market value of publicly held shares was below the minimum $15,000,000 requirement for continued listing on the Nasdaq Global Market by Listing Rule 5450(b)(2)(C) or 5450(b)(3)(C).  The Company is provided 90 calendar days, or until December 14, 2009, to regain compliance, at which time the Company’s securities will be delisted from such market unless the Company’s market value of publicly held shares is $15,000,000 or more for a minimum of 10 consecutive business days.  The Company is still required to regain compliance with the maintenance requirements set forth in the prior notice it received by November 5, 2009.  The letter also suggested that the Company consider applying for transfer of its securities to the Nasdaq Capital Market, which has substantially lower listing requirements.  The Company is considering its options at this time and intends to take whatever actions it can to best protect shareholder value; however, there can be no assurance that the Company’s securities will continue to be traded on any of The Nasdaq Stock Market trading markets.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaint, maintain its listing on any Nasdaq trading market and raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the release of data in Repros’ clinical trials and the results and success of such trials, the possibility that final data may not be consistent with interim data, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether the NIH license for Proellex can be maintained, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Joseph Podolski
Chief Executive Officer
(281) 719-3447